Exhibit 23.2

Horwath Clark Whitehill LLP
Chartered Accountants
St Bride’s House, 10 Salisbury Square
London EC4Y 8EH, UK
Tel:  +44 (0)20 7842 7100
Fax: +44 (0)20 7842 1720
DX: 0014 London Chancery Lane
www.horwath.co.uk

OCZ Technology Group, Inc.
6373 San Ignacio Dr.
San Jose
California 95119

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Amendment No. 2 to Form S-1(for the registration of 8,129,036 shares of common stock) and related Prospectus of OCZ Technology Group, Inc. of our report dated May 1, 2009 on the February 28, 2008 and 2009 consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2010. We also consent to the reference to us under the heading “Experts” in the prospectus.

Horwath Clark Whitehill LLP

London, England
July 19, 2010